Exhibit 99.1
John Kane
President and CEO
Dynasil Corporation of America
Phone: (856) 767-4600
Email: jkane@dynasil.com

  Dynasil Announces 3rd Quarter Results - Fiscal Year 2004

WEST BERLIN, N.J.- August 12, 2004 - Dynasil Corporation of
America (OTCBB: DYSL), fabricator of optical blanks from synthetic fused silica, fused quartz, and other optical materials for the semi-conductor, laser, space and optical components industries announced results of operations for the 3rd quarter ended June 30, 2004.

Revenues for the quarter ended June 30, 2004 were $505,504, a decrease of 18.2% over revenues of $618,394 for the quarter ended June 30, 2003. The net loss for the quarter ended June 30, 2004 was $97,926, or a negative $.04 per share, compared with a net loss of $33,812, or a negative
$.02 per share for the quarter ended June 30, 2003.

"We continue to feel the effects of low demand and aggressive pricing," said John Kane, President and CEO of Dynasil Corporation. "In addition to adding other optical glasses, in an effort to expand our product line, we will continue to maintain tight controls over expenses until demand improves," added Mr. Kane.

In an unrelated development, Mr. Kane also announced that he had advised Dynasil's Board of Directors that he did not intend to renew his Employment Agreement dated December 1, 2000. The timing of this announcement was to ensure a smooth and timely transition in finding a replacement.

About Dynasil: Founded in 1960, Dynasil Corporation of
America is a fabricator of optical blanks from synthetic fused silica, fused quartz and other optical materials. For over four decades, Dynasil has provided high quality synthetic fused silica and fused quartz products to customers for a wide and ever increasing range of applications.

This news release may contain forward-looking statements usually containing the words "believe," "expect," or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act. Future results of operations, projections, and expectations, which may relate to this release, involve certain risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the factors detailed in the Company's Annual Report or Form 10-KSB and in the Company's other Securities and Exchange Commission filings, continuation of existing market conditions and demand for our products.

Dynasil Corporation of America and
Subsidiaries
Consolidated Balance Sheets
 (Unaudited)




                                        June 30   September 30
                                         2004          2003

              ASSETS

Current assets
   Cash and cash equivalents             $89,376      $323,321
   Accounts receivable                   244,337       242,919
   Inventories                           375,898       435,820
   Prepaid expenses and other             22,518        38,935
        current assets
                                       ---------     ---------
      Total current assets               732,129     1,040,995

Property, plant and equipment, net       445,904       558,191

Other assets                              54,173        10,654
                                       ---------     ---------
      Total Assets                    $1,232,206    $1,609,840
                                       =========     =========

   LIABILITIES AND STOCKHOLDERS'
              EQUITY

Current liabilities
   Current portion of long-term         $120,000      $140,925
       debt
   Accounts payable                      115,742       131,518
   Accrued expenses and other            107,024        73,624
       current liabilities
                                       ---------     ---------
      Total current liabilities          342,766       346,067

Long-term debt, net                      568,889       772,781

Stockholders' Equity                     320,551       490,992
                                       ---------     ---------
Total Liabilities and Stockholders'   $1,232,206    $1,609,840
Equity
                                       =========     =========

Dynasil Corporation of America
and Subsidiaries
Consolidated Statement Of
Operations
 (Unaudited)

                                    Three months      Nine months ended
                                       ended
                                       June 30             June 30
                                    2004     2003      2004      2003
                                 --------   -------   ---------  ---------
Revenues                         $505,504  $618,394  $1,722,467 $1,874,242

Cost of Revenues                  417,299   492,506   1,337,204  1,458,114
                                 --------   -------   ---------  ---------
Gross Profit                       88,205   125,888    385,263    416,128

Selling, general and              173,740   149,694    528,243    498,544
administrative
                                 --------   -------   ---------  ---------
Loss from operations              (85,535)  (23,806)  (142,980)   (82,416)

Other income (expense)
   Interest expense - net         (12,391)  (10,006)   (27,851)   (33,183)
                                 --------   -------   ---------  ---------
Loss before provision for         (97,926)  (33,812)  (170,831)  (115,599)
income taxes

Provision for income taxes
                                 --------   -------   ---------  ---------
Net loss                         ($97,926) ($33,812) ($170,831) ($115,599)


Basic net loss per common share   ($0.04)   ($0.02)    ($0.08)    ($0.05)
Diluted net loss per common       ($0.04)   ($0.02)    ($0.08)    ($0.05)
share